EXHIBIT 10.91


                 ENGINEERING AND DESIGN CONTRACT
                             BETWEEN
        HEBEI ELECTRIC POWER SURVEY AND DESIGN INSTITUTE
                               AND
           TANGSHAN PANDA HEAT AND POWER COMPANY, LTD.
                               AND
        TANGSHAN PAN-WESTERN HEAT AND POWER COMPANY, LTD.

                    DATED: DECEMBER 21, 1995


Tangshan Panda Heat and Power Company, Ltd. and Tangshan Pan-Western Heat and Power Company, Ltd. (hereafter collectively called "Owner") each plan to build, own and operate a 50 MW (nameplate) pulverized coal-fired power plant with a combined capability of producing 100 MW (nameplate) power and steam/hot water for export (each unit hereafter called a "Power Plant" and collectively called the "Power Plants"). The Power Plants site is located near Gujiaying in Luannan County, Hebei Province, People's Republic of China. The name of the Power Plants is Luannan Thermal Power Plant (hereafter called "Project").

The  Design  Criteria  prepared  by  Parsons  Brinkerhoff  Energy
Services, Inc. (hereafter called "Owner's Engineer") is in accordance with the Hebei Electric Power Survey and Design Institute Feasibility Study and all relevant government authorities comments and or approvals (hereafter called "Study"), however, specific design criteria and more detailed requirements are presented for the major systems and components where the study did not adequately address these items. The Study is considered adequate for all areas not specifically addressed in the Design Criteria.

The Parties agree as follows:

1.0 ENGAGEMENT

Owner hereby engages Hebei Electric Power Survey and Design Institute (hereafter caned "Institute" and collectively with the Owner, called the "Parties" and each is a "Party") to perform all surveys, design and engineering work including the Preliminary Design and Construction Drawings described below (sometimes hereafter called the "Services") necessary for Owner to permit and construct the Project in accordance with Chinese codes and regulations, and with the Project Design Criteria detailed in this Contract. The Institute represents that it is qualified and licensed by appropriate authorities to perform the Services in this Contact.

2.0 PROTECT DESIGN BASIS

The Institute shall design the Project on the basis of two (2) 50 MW (nameplate) units located on Site # 2 of the Study together with the Scope of Work For The Engineering, Procurement and Construction of Luannan Thermal Power Project (attached hereto and hereafter called "Design Criteria") prepared by Owner's Engineer. In the event of a conflict, the Design Criteria shall take precedence over the Study. If the conflict(s) between the Design Criteria and the Study impacts the government approval process, the Institute shall immediately notify the Owner in writing of the conflict(s). Owner and Institute shall cooperate with each other to resolve the conflict(s) with the appropriate government authority.

Facilities  and systems to support future 2X50 MW unit  shall  be
included  only  where  specifically  identified  in  the   Design
Criteria.

2.1 Preliminary Design and Construction Drawings:

The Institute shall provide the "Preliminary Design" which shall include, at a minimum, general layout arrangement of the Power Plants; major equipment list and specifications budgetary costs of construction, single line electrical drawings, heat and mass balance diagrams, process flow diagrams, and any other drawings and documents required to obtain relevant government submittals and approvals. Preliminary Design shall be performed in accordance with the Design Criteria and in accordance with required design codes and regulations required by appropriate government authorities.

The Institute shall provide "Construction Drawings" in accordance with proper design procedures and practices and in accordance with the approved Preliminary Design.

2.2 Design Exclusions:

Items  that  are  not included in the Services  provided  by  the
Institute:

- Survey and design of the heating distribution network, including heat exchange station, outside the fenced or walled area of the Power Plants site.
- Survey and design of social buildings.Survey and design of transmission lines and substations, interconnect systems and facilities required by the North China Power Group that are outside the fenced or walled area of the Power Plant site.
- Roads outside the fenced or walled area of the Power Plants site.

3.0  TERM, DESIGN SCHEDULE AND FEES

3.1 This Contract shall become effective on the date of signing by both Parties and shall remain in effect, unless earlier terminated by Owner for any reason pursuant to Section 4.1, until the end of the construction period which shall be deemed complete upon final acceptance of the Project by Owner from the Engineering, Procurement and Construction Contractor (hereafter called "EPCC").

3.2 The Institute shall provide a completed Chinese version of the Preliminary Design win Owner's acceptance prior to submittal to relevant government authorities on or before April 15, 1996. Institute shall modify or correct the Preliminary Design based on the comments received from the relevant government authorities and Owner and shall promptly resubmit for approval, if required, at no additional cost to Owner. The English version of the Preliminary Design shall be submitted to Owner as it is available throughout the design process. However, the first draft of English translation shall be completed and submitted to Owner no later than April 30, 1996.

3.3 The "Lump Sum Price" of this Contract is Renminbi Yuan (RMB) seven million (7,000,000), of which the Preliminary Design fee shall be equal to thirty percent (30%) of the Lump Sum Price and the Construction Drawings shall equal seventy percent (70%) of the Lump Sum Price.

Owner  shall  make payments to the Institute for the  Preliminary
Design in accordance to the schedule in Section 3.6 of this Contract.

3.4 Owner has previously submitted a representative coal analysis, herein attached, to the Institute for the basis of design of the Power Plants. If the Owner provides the Institute with a significant new coal analysis (excluding abrasive test results) on or before December 31, 1995, the Institute shall complete the Preliminary Design within the Lump Sum Price and schedule stated in this Contract.

If the Owner provide the Institute with a significant new coal analysis (excluding abrasive test results) between January 1,1996 and January 15, 1996, the Institute shall be entitled to a price increase of no more than RMB Yuan 100,000.00 without impact to schedule. Owner shall provide the Institute with the new abrasive test results when available to Owner.

If the Owner provide the Institute with a significant new coal analysis after January 15, 1996, the Institute, subject to negotiations with Owner, shall be entitled to price and or schedule variance.

3.5 In addition to the Lump Sum Price described in section 3.3 above, the Owner shall pay the Institute a fee equal to RMB Yuan 150,000.00 for the English translation of the Preliminary Design documents and general Construction Drawings, excluding detailed installation drawings which shall be mutually determined at a later date by Owner and Institute, described in Section 3.6 of this Contract. Owner shall make payments to the Institute in accordance with the following schedule:

-    The  Owner shall pay RMB Yuan 100,000.00 on or before twenty
     (20) days upon submission of the first draft translation of the Preliminary Design documents by the Institute.

- The remaining fee of RMB Yuan 50,000.00 will be paid by Owner, or its assigns, on or before twenty (20) days after submission of the final translation. The final translation shall include approval comments from the relevant government authorities pertaining to the Preliminary Design documents.

3.6 Preliminary Design Fee:All payments made by Owner under this Contract shall be made by Tangshan Panda Heat and Power Co.,
Ltd.; and

An advance payment of RMB Yuan 420,000.00 shall be made to the Institute on or before twenty (20) days after signing this Contract.

On or before twenty (20) days after the Institute submits the Preliminary Design which shall be acceptable to the Owner prior to its submitttal,as referenced in Section 2.1 and 3.2 of as Contract, the Owner shall remit payment of RMB Yuan 1,330,000.00.

After Owner obtains approval comments at the Preliminary Design hearings by the relevant government authorities and the Institute complies with Section 3.2 above, Owner shall remit payment of RMB Yuan 350,000.00 to the Institute on or before twenty (20) days after the conclusion of these hearings.

3.7 Construction Drawings:

EPCC shall be responsible for timely payment of the Construction Drawing fee and payment schedule below and any changes to the design made by the EPCC after the assignment of this Contract. The Institute shall cooperate, within reason, with EPCC to maintain the overall Project construction schedule and to comply with the reasonable Construction Drawing requirements; of the EPCC.

3.8 Construction Drawings Schedule and Fee:

The  EPCC  shall  remit payment of RMB Yuan 1,000,000.00  to  the
Institute  ten  (10)  days  after  signing  the  assignment   and
assumption of this Contract by the EPCC. Owner shall not be obligated to make the payments under this Section 3.8.

Ten (10) days after the Institute submits approximately twenty five percent (25%) of the total required number of construction drawings to the Owner and EPCC, the EPCC shall remit payment of RMB Yuan 1,000,000.00 to the Institute.

Ten (10) days after the Institute submits approximately sixty percent (60%) of the total required construction drawings to the EPCC and Owner, the EPCC shall remit payment of RMB Yuan
1,000,000.00 to the Institute.

Ten  (10)  days  after the Institute submits one hundred  percent
(100%) of the total required construction drawings to the Owner and EPCC, The EPCC shall remit payment of RMB Yuan 1,400,000.00 to the Institute.

Ten (10) days after the EPCC has achieved Final Acceptance of the Power Plants from the Owner, the EPCC shall remit RMB Yuan
500,000.00 to the Institute.

4.0  RIGHTS AND RESPONSIBILITIES OF OWNER & INSTITUTE:

4.1 Owner's Responsibilities and Right:

The Owner shall:

- provide Institute with relevant information necessary to prepare and complete the Preliminary Design, Construction Drawings and relevant government approvals. The Institute shall provide the Owner and EPCC with their respective written list of information required to complete the Preliminary Design and or Construction Drawings. Failure to provide the Institute with the required information in a timely manner, the Owner shall be responsible for the cost of corrections to the Preliminary Design and the EPCC shall be responsible for the cost of corrections to the Construction Drawings as specified under this Contract; and

- effect timely payment for Preliminary Design fee upon review and acceptance of Owner's Engineer and in accordance with the stipulations of this Contract; and

- make payment of any reasonable expenses or fees to the relevant authorities incurred by the Institute on behalf of the Owner, and subject to Owner's prior written approval;
     and

- have the right to terminate this Contract in writing for any reason at any time. Should Owner terminate this Contract, Institute shall immediately stop all Services. Owner shall pay reasonable cost for Services completed and expenses up to the time of termination. The Institute's cost shall include reasonable profit; and

-    require the EPCC to provide reasonable living and working
- accommodations and transportation to and from these accommodations and local rail station, at no cost to the Institute, for the Institute's on site personnel during He construction stage of the Power Plants when the Institute's personnel are required to be on site by the EPCC. This responsibility is subject to final negotiations between the EPCC and the Institute which requires Owner's approval; and

- include, at Owner's option, the Owner's rights to require of arbitration (similar to Section 6.0) between the Institute and EPCC regarding the Services and price provided by the Institute as contained in this Contract during the construction stage of the Project.

- have the right to approve the Preliminary Design. This right does not relieve the Institute of its responsibilities and guarantees described in this Contract.


4.2 Institute's Responsibilities:

The Institute shall:

- accomplish the Preliminary Design, Construction Drawings and their relevant government and Owner approvals in accordance with current design codes and regulations in China and in accordance with the above Project Design Criteria provided in Section 2.0 of this Contract. If there is a conflict with any information provided by the Owner to the Institute with respect to Chinese codes and regulations, it is the responsibility of the Institute to inform the Owner in writing of such conflict prior to implementing any design affected by this information. Failure to provide adequate written notice in a timely manner, the Institute shall be responsible for costs of any corrections to the Services specified under this Contract; and

-    be   responsible  for  any  modifications  required  by  the
     relevant government authorities after examination of the Preliminary Design. If changes resulting from the Institute errors or omissions, the Institute shall be responsible for correcting the Preliminary Design at its own expense; and

- make payment of an taxes associated with the Institute's design services in accordance with the tax laws of the Peoples Republic of China; and

- be responsible for attending meetings that are necessary to perform the Preliminary Design and Construction Drawings, and that are necessary to submit and obtain government approvals; and

- provide on-site personnel to support the EPCC construction efforts during the construction stage of the Project. The equivalent labor for the Institute's on-site personnel is established at twenty four (24) man months. It shall be the responsibility of the EPCC to utilize this allocation of on-site personnel in an effective manner. The labor and expenses beyond the twenty four (24) man months shall be reimbursed by the EPCC to the Institute in accordance with relevant government regulations; and

- translate all materials produced as part of the Services into English, including the Preliminary Design and its specifications and the Construction Drawings as described in
     Section 3.5 above.

4.3 Institute's Guarantee:

The Institute guarantees that the Preliminary Design and Construction Drawings shall meet the requirements contained in the Design Criteria and the Study, with such changes therein as the Owner and the EPCC may approve, for the design of the Power Plants, including power output and theme output, heat rate and emissions limits from such plants. The Institute makes this guarantee specifically for the benefit of the Owner and its permitted successors and assigns including the EPCC as provided in Section 5.0 below.

If there is any error or omission in the Services provided by the Institute or any breach of guarantee given in this Section 4.3, the Institute shall perform such additional Services and design work at its own expense, on Owner's request, as may be deemed necessary to correct such error or omission; and the Institute shall also be responsible for the relevant loss/damage of Owner.

5.0 ASSIGNMENTS

5.1 For purposes of securing financing, Owner may, without the consent of the Institute assign or create security over its rights and interests herein. The Institute agrees to negotiate in good faith and on fair and equitable basis a consent to assignment with the lenders to Owner. Such consent to assignment shall provide that any person or entity which elects to assume any or all of the rights of the Owner under this Contract shall also assume all of the Owner's obligations hereunder. The Parties acknowledge and agree that any assignment to a secured party pursuant to any financing Contracts shall be subject to, and shall not relieve either Party of their performance obligations to each other under this Contract except as provided in Section
5.2 below.

5.2 Owner may assign its rights and delegate its obligations hereunder, including the obligation to pay the Institute the fees set forth above, to the EPCC, without the consent of the Institute. On making such assignment, the Owner shall be released from Owner's obligations under this Contract. The Institute shall negotiate in good with the Owner and the EPCC at the time of such assignment to make such changes in this Contract as may be necessary or desirable to reflect the rights and the obligations of the EPCC to the Owner under the Engineering, Construction and Procurement Contract. The Institute shall cooperate with the EPCC and Owner in performing the Services so as to enable the EPCC to construct, in a timely manner, the Power Plants in accordance with the Design Criteria and the Study.

5.3 This Contract shall be binding upon and shall inure to the benefit of the Parties and their respective successor and permitted assigns, except that the Institute shall not assign this Contract without the prior written consent of Owner.

6.0 DISPUTE RESOLUTION

6.1 Settlement: Arbitration. Except as otherwise provided in this Contract, any dispute arising out of or in connection with this Contract shall be settled through friendly consultation or conciliation between the Parties promptly upon the written request of one Party to the other Party. If the Parties do not reach an amicable solution within 30 days from the notice of such dispute, either Party may submit, with notice to the other Party, the dispute to the International Chamber of Commerce's International Court of Arbitration in Beijing, China under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC"). Except as otherwise provided in this Contract, all disputes shall be submitted exclusively to arbitration. Any settlement and award rendered through such an arbitration proceeding shall be final and binding upon the Parties. This Contract and the rights and obligations of the Parties shall remain in full force and effect pending the award in such arbitration proceeding, which award shall determine whether and when any termination shall become effective.

6.2 Language. The arbitration shall be conducted and the judgment shall be rendered in both English and Chinese.

6.3 Arbitrators. There shall be three arbitrators. Each Party shall select one arbitrator within 30 days after being or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. This International Court of Arbitration (the "ICA") of the ICC shall select the third arbitrator. If a Party does not appoint an arbitrator who has consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the ICA. The costs of arbitration shall be borne by the Parties as determined by the arbitration tribunal, taking into account the relative merits of the positions of the Parties.

6.4 No Immunity. Each of the Parties is subject to civil and commercial law and irrevocably agrees that this Contract is a commercial rather public or governmental activity and neither Party is entitled to claim immunity form legal proceedings with respect to itself or any of its assets on the grounds of sovereignty otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Contract. Each Party hereby irrevocably waives rights to immunity it may now have or later acquire with respect to its obligation arising under of relating to this Contract.

7.0 NOTICES

7.1 Notices: Communications. Except as otherwise expressly provided hereunder, all notices or other communications which are required or permitted in this Contract shall be in writing and sufficient if delivered personally or sent by registered or certified mail, mail, facsimile, telex or telegram to the addressees as set forth below.




Owner:                               Institute
Project Manager                      Mr. Yue Zhukang
c/o Panda Energy                     No. 7 Changan Road
International, Inc.                  Shijiazhuang
4100 Spring Valley Road, Suite 1001  Hebei 50031
Dallas, Texas 75244 USA              China
Facsimile No. (214) 980-6815         Facsimile No.(311) 506-4114
Telephone  No. (214) 980-7159        Telephone No.(311) 505-3966

7.2 Change of Address. Any Party may, by notice to the other, change the addresses and/or facsimile.

8.0 MISCELLANEOUS

8.1 Governing Law This Contract and the rights and obligations hereunder shall be interpreted, construed and governed by the laws of the People's Republic of China.

8.2 Amendments. No amendment or modification of the terms of this Contract shall be binding on any Party unless it is in writing and signed by all Parties.

8.3 Representative Authority. For administrative convenience, Tangshan Pan-Western Heat and Power Co., Ltd. has appointed Tangshan Panda Heat and Power Co., Ltd. as its agent with power-of-attorney to represent and bind Tangshan Pan-Western Heat and Power Co.,Ltd. on all matters herein or relating to its Power Plant.

IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Contract to be signed by their respective officers thereunto duly authorized as of the day and year first set forth above.

For and on behalf of
HEBEI ELECTRIC POWER SHIRLEY       TANGSHAN PANDA HEAT
AND DESIGN INSTITUTE              AND POWER CO., LTD.
                                  TANGSHAN PAN-WESTERN'
                                  HEAT AND POWER CO., LTD.




By ____________________          By _______________________

Name:  Zhou Wei                  Name:  Ted C. Hollon
Title: Vice President            Title: Legal Representative

City  of  Shijiazhuang           Chen Guard Luannan County
Hebei Province 050031, China     Hebei Province 063500, China
Facsimile No.: (311)506-4114	   Facsimile No.: (315)412-2610
Telephone No.: (311)505-3966     Facsimile No.: (315)412-2610




                    [PANDA ENERGY LETTERHEAD]



June 21, 1996


Mr.  Zhang  Weizhou
Luannan  Project Construction Manager
Harbin Power Engineering Co., Ltd.
45 Xusheng Street
Dongli District
Harbin 150046 China

RE:  Design Engineering Services
     EPC Contract dated April  24, 1996

Dear Mr. Zhang:

The fixed price for the subject EPC Contract included a price of RMB 7,000,000 for the design engineering services provided by the Hebei Electric Power Survey and Design Institute (Institute), as described in the Engineering and Design Contract between the Institute and Tangshan Panda Heat and Power Company, Ltd.and Tan gshan Pan-Western Heat and Power Company, Ltd. ("Owner") dated December 21,1995. The Engineering and Design Contract was assigned to Harbin Power Engineer Company, Ltd. ("EPC Contractor")in accordance with the Notice of Assignment of the Engineering and Design Contract as described in one EPC Contract between the Owner and EPC Contractor which Was agreed to by all Parties. Such Notice of assignment obligates the EPC Contractor to make payments to the Institute which arise before and after the execution of the EPC Contract. Based upon the exchange rate agreed to in the EPC Contract, the total value of Engineering and Design Contract is US $840.300.00.

The Institute has invoiced the Owner per the Design Contract for US $159,665 (RMB 1,330,000.00)for completion of the Preliminary Design for submittal to the governmental authorities.. Since the Notice to Proceed cannot be issued prior to Financial Closing, and Harbin is obligated under the terms of the Notice of Assignment, the Owner is willing to make payment directly to the Institute on behalf of the EPC Contractor provided that Harbin agrees to deduct an amount equal to US $159,665 from the down payment amount to be submitted by Harbin at the time the Notice to Proceed occurs.

Evidence of payment in the amount of $159,665 to the Institute will be provided to you. Your response is required by June 25, 1996 in order to comply with our financial closing schedule.


Sincerely,


Ted  Hollon
Vice PresidentConstruction

AGREED TO AND ACCEPTED THIS 27th DAY OF June, 1996:

OWNER                               CONTRACTOR:
TANGSHAN PAN-WESTERN                HARBIN POWER
HEAT & POWER CO., LTD.              ENGINEERING CO., LTD.

By:________________________         By:____________________

Name:______________________         Name:___________________

Title:_____________________         Title:__________________


TANGSHAN PANDA HEAT AND POWER
CO., LTD.

By:_________________________

Name:_______________________

Title:_______________________